Exhibit 4.3

FORM OF CONVERTIBLE PREFERRED STOCK CERTIFICATE

[Insert Restricted Stock Legend, if applicable]

AZZ Inc.

6.0% Series A Convertible Preferred Stock

Certificate No.    [___]

    AZZ Inc., a Texas corporation (the “Company”), certifies that [___] is the registered owner of [___] shares of the Company’s 6.0% Series A Convertible Preferred Stock (the “Convertible Preferred Stock”) evidenced by this certificate (this “Certificate”). The special rights, preferences and voting powers of the Convertible Preferred Stock are set forth in the Certificate of Designations of the Company establishing the Convertible Preferred Stock (the “Certificate of Designations”). Capitalized terms used in this Certificate without definition have the respective meanings ascribed to them in the Certificate of Designations.

    Additional terms of this Certificate are set forth on the other side of this Certificate.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

    IN WITNESS WHEREOF, AZZ Inc. has caused this instrument to be duly executed as of the date set forth below.

AZZ Inc.

Date:                By:
Name:
Title:

Date:                By:
Name:
Title: